For Immediate Release

Company Contact: Marsha Ann Marsh	Agency Contact: Chris Hoag
SeraCare Life Sciences, Inc.	Kenyon Hoag Associates
+1 508.244.6400 ext. 6106	+1 201.236.9898
Email: mmarsh@seracare.com	Email: choag@kenyonhoag.com
www.seracare.com	www.kenyonhoag.com

SeraCare Life Sciences Introduces New Executives

Company Supports Growth of Precision Medicine

Milford, Mass., April 24, 2012 – SeraCare Life Sciences, a global life sciences company providing vital products and services to facilitate the discovery, development and production of human diagnostics and therapeutics, today announced that Charlie Mamrak joined the company as CEO and Harold (Bud) Ingalls has joined as CFO. Both executives bring extensive experience in the biosciences industry and a vision for SeraCare to drive the growth of precision medicine by enabling customized testing and individualized diagnoses based on each patient’s specific genetic profile.

“SeraCare already delivers the ingredients necessary to build accurate diagnostic tests and optimize the performance of laboratory assays,” said Charlie Mamrak, chief executive officer at SeraCare. “This company sits at the edge of an immense industry shift and is well positioned to become a driving force behind precision medicine. I am extremely excited to join SeraCare and help steer the organization through this growth.”

Fran Lunger, former CEO of Millipore Corporation, has been named SeraCare Board Chairman while Bill Drehkoff and Brian Miller of Linden, LLC will also join the SeraCare Board. Prior to joining SeraCare, Mr. Mamrak was CEO of PML Microbiologicals, a leading provider of prepared culture media, stains, reagents, quality control organisms, sterility products and collection systems. Mr. Ingalls brings more than 20 years experience in senior management including president and CEO of the start-up stem cell tools company ArunA Biomedical and positions as CFO of Premier Exhibitions and CardioMEMS.

About SeraCare Life Sciences, Inc.

SeraCare serves the global life sciences industry by providing vital products and services to facilitate the discovery, development and production of human diagnostics and therapeutics. The Company's innovative portfolio includes diagnostic controls, plasma-derived reagents and molecular biomarkers, biobanking and contract research services. SeraCare's quality systems, scientific expertise and state-of-the-art facilities support its customers in meeting the stringent requirements of the highly regulated life sciences industry.

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